UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2019

BROADCOM INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38449	35-2617337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1320 Ridder Park Drive, San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

(408) 433-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	AVGO	The Nasdaq Global Select Market

Item 1.01	Entry into Definitive Material Agreement.

On May 7, 2019 (the “Closing Date”), Broadcom Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement with the lenders and L/C Issuers named therein, Bank of America, N.A., as administrative agent, and the other parties from time to time party thereto (the “Credit Agreement”). The Credit Agreement provides for a $5.0 billion unsecured revolving credit facility (the “Revolving Facility”), a $2.0 billion unsecured term A-3 facility (the “Term A-3 Facility”), a $2.0 billion unsecured term A-5 facility (the “Term A-5 Facility”) and a $2.0 billion unsecured term A-7 facility (the “Term A-7 Facility”, and together with the Term A-3 Facility and Term A-5 Facility, the “Term Facilities”). The Company’s obligations under the Credit Agreement are guaranteed on an unsecured basis by Broadcom Corporation, a California corporation, Broadcom Cayman Finance Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and Broadcom Technologies Inc., a Delaware corporation. The proceeds of the term loans under the Term Facilities were used to refinance the $6.0 billion of existing term loans outstanding under the Company’s Existing Credit Agreement (as defined in Item 1.02 below), which was terminated in connection with, and as a condition to, entering into the Credit Agreement, as discussed in more detail in Item 1.02 below. The Credit Agreement was entered into on substantially the same terms and conditions as the Existing Credit Agreement, other than with respect to the maturity date of the facilities thereunder, as discussed in more detail below.

The term loans under each of the Term A-3 Facility, Term A-5 Facility and Term A-7 Facility were made in single borrowings on the Closing Date and will mature and be payable in full on the third, fifth or seventh anniversary, respectively, of the Closing Date. The Revolving Facility is a five-year unsecured revolving facility. Initially, the aggregate commitment of all revolving lenders under the Credit Agreement is equal to $5.0 billion, of which up to $500 million may be utilized for the issuance of multicurrency letters of credit. The issuance of letters of credit reduces the aggregate amount otherwise available under the Revolving Facility for the making of revolving loans. Subject to the terms of the Credit Agreement, the Company may borrow, repay and reborrow revolving loans at any time prior to the earlier of (a) the fifth anniversary of the Closing Date, and (b) the date of termination in whole of the revolving lenders’ commitments under the Credit Agreement in accordance with the terms thereof. The Company had no borrowings outstanding under the Revolving Facility on the Closing Date.

Borrowings under the Revolving Facility and Term Facilities will bear interest at a fluctuating rate per annum equal to, at the Company’s option, the alternate base rate or the reserve adjusted Eurocurrency rate, in each case, plus an applicable margin that varies by facility and is calculated based on the Company’s credit ratings from time to time. In addition, the Company will also pay to the revolving lenders under the Credit Agreement certain customary fees, including a commitment fee on the daily actual excess of each lender’s revolving commitment over its outstanding revolving credit exposure under the Credit Agreement, calculated based on the Company’s credit ratings from time to time.

Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the revolving commitments under the Credit Agreement are permissible without penalty (other than customary Eurocurrency loan breakage), subject to certain conditions pertaining to minimum notice and minimum reduction amounts as described in the Credit Agreement.

The Credit Agreement contains representations and warranties and affirmative and negative covenants customary for unsecured financings of this type, as well as a financial covenant requiring that, as of the last day of each fiscal quarter, commencing with the first quarter-end after the Closing Date, the Company’s Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) shall not be less than 3.00:1.00, as more fully described in the Credit Agreement.

The Credit Agreement also contains various events of default (subject to grace periods, as applicable) including among others: nonpayment of principal, interest or fees; breach of covenant; payment default on, or acceleration under, certain other material indebtedness; inaccuracy of the representations or warranties in any material respect; bankruptcy or insolvency; certain unsatisfied judgments; certain ERISA violations; the occurrence of a change of control; and the invalidity or unenforceability of the Credit Agreement or certain other documents executed in connection therewith.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Many of the lenders under the Credit Agreement and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending, hedging, cash management and/or commercial banking services, or other services in the ordinary course of business for the Company and its subsidiaries (including in connection with the transactions described in this Current Report on Form 8-K), for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 1.02	Termination of a Definitive Material Agreement.

In connection with its entry into the Credit Agreement, on the Closing Date the Company terminated all outstanding commitments, and used the proceeds of the Term Facilities, together with cash on hand, to repay all of its outstanding obligations, under the Credit Agreement, dated as of November 5, 2018 (the “Existing Credit Agreement”), among the Company, the lenders and L/C Issuers named therein, Bank of America, N.A., as administrative agent, and the other parties from time to time party thereto.

The Existing Credit Agreement originally provided for a $5.0 billion unsecured revolving credit facility, a $9.0 billion unsecured term A-3 facility and a $9.0 billion unsecured term A-5 facility. Immediately prior to the repayment and termination of the Existing Credit Agreement, the Company had outstanding no borrowings under such revolving credit facility or such term A-3 facility and $6.0 billion in aggregate principal amount of term loans under such term A-5 facility. Absent termination, such revolving credit facility and term A-5 facility would have matured in November 2023. Borrowings under the Existing Credit Agreement bore interest at a fluctuating rate per annum equal to, at the Company’s option, the alternate base rate or the reserve adjusted Eurocurrency rate, in each case, plus an applicable margin that varied by facility and that was calculated based on the Company’s credit ratings from time to time.

Many of the lenders under the Existing Credit Agreement and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending, hedging, cash management and/or commercial banking services, or other services in the ordinary course of business for the Company and its subsidiaries (including in connection with the transactions described in this Current Report on Form 8-K), for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description contained under Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of May 7, 2019, among the Company, the lenders and other parties party thereto, and Bank of America, N.A., as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROADCOM INC.

Date: May 7, 2019	By:	/s/ Thomas H. Krause, Jr.
	Name:	Thomas H. Krause, Jr.
	Title:	Chief Financial Officer